The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-191250,

333-191250-01

SUBJECT TO COMPLETION. DATED NOVEMBER 24, 2015

PrICING SUPPLEMENT TO THE PROSPECTUS DATED SEPTEMBER 19, 2013

AND THE PRODUCT PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2013

US$

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Nomura Autocallable Notes Linked to the Worst Performing of Three Common Stocks due December 21, 2017

•	Nomura America Finance, LLC is offering the Nomura Autocallable Notes Linked to the Worst Performing of Three Common Stocks due December 21, 2017 (the “notes”) described below. The notes are unsecured securities. All payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

•	The notes provide exposure to the performance of the worst performing reference asset during the term of the notes, subject to the terms described in this pricing supplement and the accompanying product prospectus supplement and prospectus.

•	The notes will be automatically redeemed for a cash payment equal to the call payment amount for each $1,000 principal amount of the notes, payable on the call settlement date, if, on any quarterly call observation date beginning in March 2016, the closing value of the worst performing reference asset on that date is equal to or greater than 100% of the initial value of such worst performing reference asset.

•	On any quarterly interest payment date, the notes will (x) pay interest at a per annum rate equal to [ ]% (expected to be between 9.00% and 10.00%), if and only if the coupon contingency (as described below) is satisfied on the related interest determination date or (y) pay no interest, if the coupon contingency is not satisfied on the related interest determination date. The coupon contingency will be deemed satisfied on an interest determination date if the closing value of the worst performing reference asset on that date is greater than or equal to 60% of the initial value of such worst performing reference asset; provided that no interest will accrue or be payable following an automatic redemption. If the closing value of the worst performing reference asset on any interest determination date is less than 60% of the initial value of such worst performing reference asset, you will receive no interest payment on the related quarterly interest payment date. Therefore, if the closing value of the worst performing reference asset on each interest determination date is less than 60% of the initial value of such worst performing reference asset, you will receive no interest payment over the term of the notes.

•	If the notes have not been automatically redeemed prior to maturity, the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•	if the participation trigger has not occurred, $1,000; or

•	if the participation trigger has occurred, the product of (i) $1,000 and (ii)(a) the final value of the worst performing reference asset on the final valuation date divided by (b) the initial value of such worst performing reference asset.

•	The notes are not ordinary debt securities; you could lose your entire investment in the notes and you may not receive any interest payment on the notes. In addition, you will not participate in any increase in the closing or final value of any reference asset above the initial value of such reference asset and the notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity. You should carefully consider whether the notes are suited to your particular circumstances.

Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$ (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Reference Assets:

The reference assets are the shares of common stock of McDonald’s Corporation (“McDonald’s”), Pfizer Inc. (“Pfizer”) and Wal-Mart Stores, Inc. (“Wal-Mart”) (each a “reference asset issuer”). None of the reference asset issuers is involved in this offering or has any obligation with respect to the notes.

Each reference asset may be subject to adjustments as described under “Description of Your Notes—Adjustments” in this pricing supplement.

Reference Asset Markets:	The reference asset markets are the principal securities markets for the respective reference assets, which currently are New York Stock Exchange LLC (“NYSE”) with respect to each reference asset.
Original Issue Date:	Expected to be December 21, 2015
Stated Maturity Date:	December 21, 2017, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	December 18, 2017, subject to adjustment as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Cash Settlement Amount:

The cash settlement amount will depend on whether the notes are automatically redeemed prior to maturity, whether the participation trigger has occurred and the final value of the worst performing reference asset.

If the notes have not been automatically redeemed prior to maturity, the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•     if the participation trigger has not occurred, $1,000; or

•    if the participation trigger has occurred, the product of (i) $1,000 and (ii)(a) the final value of the worst performing reference asset on the final valuation date divided by (b) the initial value of such worst performing reference asset.

If the notes are automatically redeemed prior to maturity, the cash settlement amount at maturity will be $0. If the notes have not been automatically redeemed prior to maturity and the participation trigger occurs, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes and may be $0. The cash settlement amount, however, will never be less than $0.

You will not participate in any increase in the closing or final value of any reference asset above the initial value of such reference asset and the notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity.

PS-2

Initial Value:

The initial value of each reference asset is (i) with respect to McDonald’s, $[  ], (ii) with respect to Pfizer, $[  ] and (iii) with respect to Wal-Mart, $[  ].

The initial value of each reference asset will be subject to adjustment as provided under “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Closing Value:	The closing value of a reference asset on any day is the closing price of the reference asset on such day, as described under “General Terms of the Notes—Special Calculation Provisions—Closing Price” in the accompanying product prospectus supplement.
Final Value:	With respect to each reference asset, the closing value of such reference asset on the final valuation date.
Worst Performing Reference Asset:	The worst performing reference asset on any day is the reference asset with the lowest reference asset performance with respect to such day.
Reference Asset Performance:	The reference asset performance of a reference asset with respect to any day will be equal to (i) the closing value of such reference asset on such day divided by the initial value of such reference asset minus (ii) 1.
Interest Rate:

On any interest payment date, the notes will (x) pay interest at a per annum rate equal to [     ]% (expected to be between 9.00% and 10.00%), if and only if the coupon contingency is satisfied on the related interest determination date or (y) pay no interest, if the coupon contingency is not satisfied on the related interest determination date; provided that no interest will accrue or be payable on or after the call settlement date.

If the closing value of the worst performing reference asset on any interest determination date is less than 60% of the initial value of such worst performing reference asset, you will receive no interest payment on the related quarterly interest payment date. Therefore, if on each interest determination date, the closing value of the worst performing reference asset is less than 60% of the initial value of such worst performing reference asset, you will receive no interest payment over the term of the notes.

Interest Payments:	On an interest payment date, (x) if the coupon contingency is satisfied on the related interest determination date, for each $1,000 principal amount of the notes, an amount in cash equal to the product of (i) $1,000, (ii) [ ]% and (iii) the day count convention fraction (as calculated by applying the 30/360 day count convention) or (y) if the coupon contingency is not satisfied on the related interest determination date, $0.
Coupon Contingency:	The coupon contingency will be deemed satisfied on an interest determination date if the closing value of the worst performing reference asset on that date is greater than or equal to 60% of the initial value of such worst performing reference asset.
Interest Periods:	The periods from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next succeeding interest payment date (or the stated maturity date, in the case of the final interest period).
Interest Payment Dates:

Quarterly on March 21, June 21, September 21 and December 21 of each calendar year, commencing March 21, 2016, subject to the business day convention (as defined below), and ending on the earlier of the call settlement date or the stated maturity date.

In the event the call settlement date is postponed as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement, the interest payment date that corresponds to the call settlement date shall also be similarly postponed so that such interest payment date and the call settlement date shall remain the same date. In such an event, no interest will accrue from and including the originally scheduled interest payment date to and including the postponed interest payment date.

PS-3

Interest Determination Dates:	(x) For each interest period other than the final interest period, the call observation date immediately preceding the related interest payment date and (y) for the final interest period, the final valuation date.
Regular Record Dates:	The third business day preceding the applicable interest payment date.
Automatic Call:	If, on any call observation date, the closing value of the worst performing reference asset is equal to or greater than the call barrier level, then the notes will be automatically redeemed, for a cash payment equal to the call payment amount for each $1,000 principal amount of the notes, payable on the call settlement date.
Call Payment Amount:	For each $1,000 principal amount of the notes, an amount in cash equal to $1,000 plus accrued and unpaid interest, to, but excluding, the call settlement date.
Call Barrier Level:	With respect to the worst performing reference asset, 100% of the initial value of such worst performing reference asset.
Call Observation Dates:	Quarterly on March 16, 2016, June 16, 2016, September 16, 2016, December 16, 2016, March 16, 2017, June 16, 2017 and September 18, 2017, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Call Settlement Date:	The interest payment date immediately following the first call observation date on which the closing value of the worst performing reference asset is equal to or greater than the call barrier level, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Participation Trigger:	A participation trigger will be deemed to have occurred if the final value of the worst performing reference asset on the final valuation date is less than 60% of the initial value of such worst performing reference asset.
Participation Trigger Monitoring Period:	The final valuation date, subject to adjustment as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Monitoring Type:	Closing value monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.
Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ACE8
ISIN No.:	US65539ACE82
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Trade Date:	Expected to be December 16, 2015

PS-4

Minimum Initial Investment Amount:	$10,000
Public Offering Price:	100.00%
Listing:	The notes will not be listed on any securities exchange
Distribution Agent:	Nomura Securities International, Inc.

Investing in the notes involves certain risks, including our and Nomura’s credit risk. You should carefully consider the risk factors under “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement, under “Risk Factors” beginning on page 7 in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” beginning on page PS-11 of the accompanying product prospectus supplement, and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is equal to approximately $[  ] per $1,000 face amount, which is less than the original issue price.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above.

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	100.00%	[ ]%	[ ]%
Total	$[ ]	$[ ]	$[ ]

The distribution agent will purchase the notes from us at the price to the public less the agent’s commission. The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above.

We will use this pricing supplement in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use the final pricing supplement in market-making transactions in the notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, the final pricing supplement is being used in a market-making transaction.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Nomura

PS-5

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus, dated September 19, 2013 (the “prospectus”), and the product prospectus supplement, dated September 23, 2013 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict between the terms of this pricing supplement and the terms of the prospectus or the product prospectus supplement, the terms of this pricing supplement will control.

This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013, and under “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access the prospectus and the product prospectus supplement on the SEC website at www.sec.gov as follows:

•	Prospectus dated September 19, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513371180/d574488df3asr.htm

•	Product Prospectus Supplement dated September 23, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513374860/d599177d424b3.htm

PS-6

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, and under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013. You should carefully consider whether the notes are suited to your particular circumstances. The notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we, Nomura or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This pricing supplement should be read together with the accompanying prospectus, dated September 19, 2013, and the accompanying product prospectus supplement, dated September 23, 2013. The information in the accompanying prospectus and the accompanying product prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. We urge you to read all of the following information about some of the risks associated with the notes, together with the other information in this pricing supplement, the accompanying prospectus and the accompanying product prospectus supplement before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Are Set on the Trade Date (as Determined by Reference to Our Pricing Models) Will Be Less Than the Original Issue Price of Your Notes

The original issue price for your notes will exceed the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to our pricing models. Such estimated value will be set forth on the front cover of the final pricing supplement. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as will be disclosed on the front cover of the final pricing supplement, our pricing models consider certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that we will determine by reference to our pricing models as of the time the terms of your notes are set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes.

PS-7

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes Is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

If the Notes Are Not Automatically Redeemed Prior to Maturity, the Cash Settlement Amount Payable on Your Notes Will Be Determined by the Final Value of the Worst Performing Reference Asset

If the notes are not automatically redeemed prior to maturity, the cash settlement amount that will be paid on the maturity date will be determined based on the final value of the worst performing reference asset on the final valuation date. If the final value of such worst performing reference asset is less than 60% of its initial value, the cash settlement amount may be significantly less than the principal amount of the notes (with the cash settlement amount declining 1% from the principal amount of the notes for each 1% decline in the final value of such worst performing reference asset from its initial value) and could be zero. It is not possible to predict whether the participation trigger will occur and, if the participation trigger occurs, by how much the final value of the worst performing reference asset will decline in comparison to its initial value.

The Performance of the Notes Will Depend on the Closing Values of the Reference Assets on the Interest Determination Dates, the Call Observation Dates and the Final Valuation Date, Which Makes the Notes Particularly Sensitive to the Volatility of the Reference Assets

Whether the contingent coupon will be paid for any given quarter and whether the notes will be automatically redeemed prior to maturity will depend on the closing values of the reference assets solely on the applicable interest determination dates and the applicable call observation dates, respectively, regardless of the closing values of the reference assets on other days during the term of the notes. If the notes are not automatically redeemed, what you will receive at maturity will depend solely on the final value of the worst performing reference asset on the final valuation date, and not on any other day during the term of the notes. Because the performance of the notes depends on the closing values of the reference assets on a limited number of dates, the notes will be particularly sensitive to volatility in the closing values of the reference assets. The prices of the reference assets have fluctuated in the past and may, in the future, experience significant fluctuations. In addition, in November 2015, Pfizer entered into a proposed merger transaction with Allergan plc. While it is unclear what impact, if any, this proposed merger transaction and related developments will have on the closing value of the common stock of Pfizer (or its successor) during the term of the notes, this proposed merger transaction and related developments may result in increased volatility for the stock from time to time.

You May Not Receive any Interest Payment

If the closing value of the worst performing reference asset on any interest determination date is less than 60% of its initial value, you will receive no interest payment on the related interest payment date. If this occurs on every interest determination date, the overall return you will earn on your notes will be zero or negative and will be less than you would have earned by investing in a note that bears interest at the prevailing market rate. There is no assurance that you will receive any interest payment on the notes. You will not know whether you will receive an interest payment until the related interest determination date. Moreover, as an interest payment is based solely on the closing value of the worst performing reference asset on the related interest determination date, you will not receive an interest payment if the coupon contingency is not satisfied on the related interest determination date, even if the closing value of the worst performing reference asset was greater than or equal to 60% of its initial value on any or all other days during the term of the notes. The notes are not suitable for holders who require fixed income payments as the interest payments over the term of the notes may be zero.

PS-8

The Notes Are Subject to the Risks of All Three Reference Assets and Will Be Negatively Affected if Any of the Reference Assets Performs Poorly, Even if the Others Perform Well

You are subject to the risks of all three reference assets. If any of the reference assets performs poorly, you will be negatively affected, even if the other reference assets perform well. With a greater total number of reference assets, it is more likely that one of the reference assets will close below the call barrier level on a call observation date and the notes will not be automatically redeemed, and that one of the reference assets will have a closing value that is less than the coupon contingency level or a final value that causes the participation trigger to occur. Therefore, it is more likely that you will not receive interest payments during the term of the notes and that at maturity you will suffer a principal loss on the notes.

In addition, the notes are not linked to a weighted basket composed of the three reference assets, where the better performance of one could ameliorate the poor performance of another. Instead, you are subject to the full risks of whichever of the reference assets is the worst performing reference asset.

You Will Not Benefit in Any Way from the Performance of the Better Performing Reference Assets

The return on the notes depends solely on the performance of the worst performing reference asset, and you will not benefit in any way from the performance of the better performing reference assets. The notes may underperform a similar investment in the reference assets or a similar alternative investment linked to a basket composed of the reference assets, since in either such case the performance of the better performing reference assets would be blended with the performance of the worst performing reference asset, resulting in a better return than the return of the worst performing reference asset.

You Will Be Subject to Risks Relating to the Relationship among the Reference Assets

It is preferable from your perspective for the reference assets to be correlated with one another, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the reference assets will not exhibit this relationship. The less correlated the reference assets, the more likely it is that one of the reference assets will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the reference assets to perform poorly; the performance of the reference assets that are not the worst performing reference assets is not relevant to your return on the notes. It is impossible to determine what the relationship among the reference assets will be over the term of the notes.

The Higher Contingent Coupon Rate Is Associated with Greater Risk

The notes offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the trade date for the notes, including the risk that you may not receive an interest payment on one or more, or any, interest payment dates and the risk that what you will receive at maturity may be worth significantly less than the stated principal amount of your notes at maturity. The volatility of and the correlation among the reference assets are important factors affecting these risks. Greater expected volatility of and lower expected correlation among the reference assets as of the trade date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the trade date that the closing value and final value of the worst performing reference asset will be less than 60% of its initial value on the applicable interest determination dates and on the final valuation date, such that you will not receive one or more, or any, interest payments during the term of the notes and that you will not be repaid the stated principal amount of your notes at maturity.

You May Not Be Adequately Compensated for Assuming the Downside Risk of the Worst Performing Reference Asset

The potential contingent coupon payments on the notes are the compensation you receive for assuming the downside risk of the worst performing reference asset, as well as the other risks of the notes. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the notes could be lower than you anticipate because the coupon is “contingent” and you may not receive an interest payment on one or more, or any, of the interest payment dates or because the notes have been automatically redeemed prior to the maturity date. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing reference asset, but also for all of the other risks of the notes, including the risk that the notes may be automatically redeemed prior to maturity, interest rate risk and our credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the notes, including the downside risk of the worst performing reference asset.

PS-9

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Assets

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in one or more of the reference assets, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the reference assets may at any time have significantly different views from those of Nomura or its affiliates. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with one or more of the reference asset issuers, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, one or more of the reference asset issuers. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about any reference asset issuer. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you. For these reasons, you are encouraged to derive information concerning the reference asset issuers from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

You Will Have Limited Anti-Dilution Protection

The calculation agent may make adjustments to the initial value of any of the reference assets for certain events affecting such reference asset. However, the calculation agent will not make an adjustment in response to all events that could affect a reference asset. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent. You should refer to “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments,” “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement for a description of the items that the calculation agent is responsible for determining.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity

Your notes may be automatically redeemed prior to maturity, and consequently, you will not have the opportunity to receive any contingent coupon payments after the call settlement date. Even if your notes are not automatically redeemed prior to maturity, the cash settlement amount will be less than the principal amount of the notes if the participation trigger occurs. Consequently, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You Will Not Participate in Any Increase in the Closing Value or Final Value of Any of the Reference Assets Above the Initial Value of such Reference Asset and the Notes Will Not Pay More Than the Principal Amount, Plus Any Accrued and Unpaid Interest, Upon an Automatic Redemption or at Maturity

The notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity. Therefore, regardless of whether the participation trigger occurs, you will not participate in any increase in the closing value or final value of any of the reference assets above the initial value of such reference asset, even if such reference asset appreciates significantly during the term of the notes.

The Reference Assets Will Be Subject to Various Business and Market Risks

Each of the reference asset issuers is subject to various business and market risks that may adversely affect the value of that reference asset. Consequently, the value of a reference asset may fluctuate depending on the markets in which the corresponding reference asset issuer operates. The value of a reference asset can rise or fall sharply due to factors specific to the corresponding reference asset or reference asset issuer, such as equity price volatility, earnings, financial conditions, corporate developments, investment decisions, management changes and decisions and other events, due to general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions, and due to risks specific to their industries, in particular regulatory requirements and developments and industry developments. You should familiarize yourself with the business and market risks faced by the reference asset issuers, and consider those risks, along with the risks described in this pricing supplement and in the accompanying prospectus and product prospectus

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supplement, in considering whether to invest in the notes. See “Reference Asset Issuer or Sponsor” in the accompanying product prospectus supplement and “The Reference Assets” in this pricing supplement.

Owning the Notes Is Not the Same as Owning the Reference Assets

The return on your notes will not reflect the return you would realize if you actually owned the reference assets and held those investments for a similar period. All of the features that may apply to your notes could affect the cash settlement amount you will receive at maturity, if any, in a way that would cause your return to differ significantly, and perhaps adversely, from the return you would have received if you owned the reference assets. For example, the notes may be automatically redeemed prior to maturity, or if the notes are not automatically redeemed prior to maturity, the participation trigger may result in a cash settlement amount that is less than the principal amount of the notes. In particular, you will not participate in any increase in the closing value or final value of any of the reference assets above the initial value of such reference asset, even if such reference asset appreciates significantly during the term of the notes. In addition, your notes may trade quite differently from the reference assets. Changes in the prices of the reference assets may not result in comparable changes in the market value of your notes. Even if the prices of one or more reference assets increase from their respective initial values during the term of the notes, the market value of the notes prior to maturity may not increase at all or to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the prices of one or more reference assets increase.

The Costs of Acquiring the Notes May Reduce the Return on Your Notes

The broker-dealer through which you acquire the notes may charge you a commission, a fee based on the value of your assets managed by them, or some other fee or compensation arrangement. The costs of acquiring the notes may be substantial, and may reduce the return you receive on your notes, in which case you will not receive an economic benefit from investing in the notes. Therefore, you should consider these costs and fees in addition to the information in this pricing supplement and the accompanying prospectus and product prospectus supplement when determining whether the notes are an appropriate investment for you.

The Value of Your Notes May Be Adversely Affected if a Reference Asset Is Delisted or if Its Trading Is Suspended

In the event of a delisting or suspension of trading of shares of a reference asset, the calculation agent may designate a substitute reference asset. If the calculation agent determines that no substitute reference asset comparable to the reference asset exists or if such substitute reference asset selected by the calculation agent is subsequently delisted or trading in such substitute reference asset is subsequently suspended, then the calculation agent will deem the closing price of the reference asset or substitute reference asset, as the case may be, on the trading day immediately prior to its delisting or suspension to be the closing price of the reference asset or substitute reference asset, as the case may be, on every remaining trading day to, and including, the final valuation date. See “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. None of the reference asset issuers is involved in the offering of the notes or has any obligation to consider your interests as an owner of the notes in taking any actions that might affect the market value of your notes. Delisting or termination of a reference asset and the consequent adjustments may materially and adversely affect the value of the notes.

None of the Reference Asset Issuers Will Have Any Role or Responsibilities with Respect to the Notes

None of the reference asset issuers will have authorized or approved the notes or will be involved in the offering. None of the reference asset issuers will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, such as when taking any corporate actions that might affect the value of any reference asset or the notes. None of the reference asset issuers will receive any of the proceeds from the offering of the notes. No reference asset issuer will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

The Historical Performance of the Reference Assets Should Not Be Taken as an Indication of Their Future Performance

The historical prices of the reference assets included in this pricing supplement should not be taken as an indication of their future performance. Changes in the prices of the reference assets will affect the market value of the notes, but it is impossible to predict whether the prices of the reference assets will rise or fall during the term of the notes. The prices of the reference assets will be influenced by complex and interrelated political, economic, financial and other factors.

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We and Our Affiliates Have No Affiliation with the Reference Asset Issuers and Have Not Independently Verified Their Public Disclosure of Information

We and our affiliates are not affiliated in any way with any reference asset issuer. This pricing supplement relates only to the notes and does not relate to the reference assets. The material provided herein concerning each reference asset issuer is derived from publicly available documents concerning such reference asset issuer without independent verification. Neither we nor any of our affiliates participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of any reference asset issuer. Furthermore, neither we nor any of our affiliates knows whether any reference asset issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of these publicly available documents concerning such reference asset issuer. Subsequent disclosure of any event of this kind or the disclosure of, or failure to disclose, material future events concerning such reference asset issuer could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the reference asset issuers.

In addition, there can be no assurance that the reference asset issuers will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that any reference asset issuer ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor any of our affiliates is responsible for the public disclosure of information by the reference asset issuers, whether contained in filings with the SEC or otherwise.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of one or more of the reference assets or futures and/or other derivative instruments linked to one or more of the reference assets. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the final valuation date for the notes or in connection with the redemption of the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you.

These hedging activities could adversely affect the prices of one or more of the reference assets and, therefore, the market value of the notes and the cash settlement amount, if any, payable on the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of one or more of the reference assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the cash settlement amount, if any, payable on the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent and Between You and Our Other Affiliates

The calculation agent will, among other things, determine the applicable closing values and the final values of the reference assets. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting a reference asset has occurred and may also have to determine the closing value or the final value in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect whether the notes are automatically redeemed, whether any interest is payable on an interest payment date, whether the participation trigger has occurred and the cash settlement amount payable on the notes, as applicable, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the return on your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the call settlement date or the maturity date. If this occurs, you will receive the call payment amount or the cash settlement amount, as applicable, after the originally scheduled call settlement date or the maturity date, as applicable, but will not receive any additional payment on such postponed call payment amount or cash settlement amount.

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We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

We Will Not Hold the Reference Assets for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of any reference asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any reference asset for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any reference asset that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Will Not Have Any Shareholder Rights or Rights to Receive Any Reference Asset

Investing in the notes will not make you a holder of any of the reference assets. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of the reference assets. Your notes will be paid in cash, and you will have no right to receive delivery of any the reference assets.

The Notes May Be Automatically Redeemed Prior to Maturity

Prospective purchasers should be aware that, beginning in March 2016, if the closing value of the worst performing reference asset on any quarterly call observation date is equal to or greater than the initial value of such worst performing reference asset, the notes will be automatically redeemed on the relevant call settlement date. As a result, the term of the notes could be as short as three months. If the notes are automatically redeemed, you will not have the opportunity to receive the contingent interest payments for the periods subsequent to the automatic redemption and you may have to re-invest the proceeds in a lower interest rate environment.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to the trading risks described above, and our and Nomura’s creditworthiness, the value of the notes in the secondary market will be affected by the supply of and demand for the notes, the prices of the reference assets and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are beyond our control, may influence the market value of your notes:

•	Prices of the reference assets. We expect that the market value of the notes at any given time will likely depend substantially on changes in the prices of the reference assets. If you choose to sell your notes during the term of the notes, you may receive less than the amount you originally invested. The prices of the reference assets will be influenced by its business risks and financial results and by complex and interrelated political, economic, financial and other factors that can affect the equity markets on which shares of the reference assets are traded.

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•	Volatility of the reference assets. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of a reference asset changes or is expected to change, the market value of the notes may change.

•	Interest rates. Investors in the notes must make their own determinations as to how the possible future effects of changes in interest rates, as well as the possible future effects of the market’s expectations with respect to the rate of inflation or the monetary or fiscal policies of the United States on interest rates, will affect the reference assets and the notes, as well as the overall United States economy.

•	Time premium or discount. As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the prices of the reference assets the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the prices of the reference assets prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

In addition, economic, financial, political, military, regulatory, legal and other events that affect the securities markets may affect the value of the notes.

In addition, your notes may trade quite differently from the reference assets. Changes in the prices of the reference assets may not result in comparable changes in the market value of your notes. Even if the prices of the reference assets increase during the term of the notes, the market value of the notes prior to maturity may not increase at all or to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the prices of the reference assets increase. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value or price of, or income on, your investment.

You will find a general description of certain U.S. tax considerations relating to the notes in the accompanying prospectus, under “United States Taxation,” in the accompanying product prospectus supplement, under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and in this pricing supplement, under “Supplemental Discussion of U.S. Federal Income Tax Consequences.” If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

The Tax Consequences of an Investment in the Notes Are Uncertain

Significant aspects of the tax treatment of the notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes. We do not plan to request a ruling from the Internal Revenue Service (“IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below, the section “United States Taxation” in the accompanying prospectus, and the section “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement. You should consult your tax advisor about your own tax situation.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the notes should be treated as ordinary income or loss. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of an interest payment and capital loss (if any) upon the sale, redemption or maturity of your notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Holders are urged to consult their tax advisors concerning the significance and the potential impact of the above considerations. Except to the extent otherwise required by law, we intend to treat your notes for U.S. federal income tax

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purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” below unless and until there is a change in law or the Treasury Department and IRS determine that some other treatment is more appropriate.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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DESCRIPTION OF YOUR NOTES

Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$ (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Reference Assets:

The reference assets are the shares of common stock of McDonald’s Corporation (“McDonald’s”), Pfizer Inc. (“Pfizer”) and Wal-Mart Stores, Inc. (“Wal-Mart”) (each a “reference asset issuer”). None of the reference asset issuers is involved in this offering or has any obligation with respect to the notes.

Each reference asset may be subject to adjustments as described under “Description of Your Notes—Adjustments” in this pricing supplement.

Reference Asset Markets:	The reference asset markets are the principal securities markets for the respective reference assets, which currently are New York Stock Exchange LLC (“NYSE”) with respect to each reference asset.
Original Issue Date:	Expected to be December 21, 2015
Stated Maturity Date:	December 21, 2017, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	December 18, 2017, subject to adjustment as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Cash Settlement Amount:

The cash settlement amount will depend on whether the notes are automatically redeemed prior to maturity, whether the participation trigger has occurred and the final value of the worst performing reference asset.

If the notes have not been automatically redeemed prior to maturity, the cash settlement amount that will be paid for each $1,000 principal amount of the notes on the maturity date will be:

•     if the participation trigger has not occurred, $1,000; or

•     if the participation trigger has occurred, the product of (i) $1,000 and (ii)(a) the final value of the worst performing reference asset on the final valuation date divided by (b) the initial value of such worst performing reference asset.

If the notes are automatically redeemed prior to maturity, the cash settlement amount at maturity will be $0. If the notes have not been automatically redeemed prior to maturity and the participation trigger occurs, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes and may be $0. The cash settlement amount, however, will never be less than $0.

You will not participate in any increase in the closing or final value of any reference asset above the initial value of such reference asset and the notes will not pay more than the principal amount, plus any accrued and unpaid interest, upon an automatic redemption or at maturity.

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Initial Value:

The initial value of each reference asset is (i) with respect to McDonald’s, $[  ], (ii) with respect to Pfizer, $[  ] and (iii) with respect to Wal-Mart, $[  ].

The initial value of each reference asset will be subject to adjustment as provided under “Description of Your Notes—Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Closing Value:	The closing value of a reference asset on any day is the closing price of the reference asset on such day, as described under “General Terms of the Notes—Special Calculation Provisions—Closing Price” in the accompanying product prospectus supplement.
Final Value:	With respect to each reference asset, the closing value of such reference asset on the final valuation date.
Worst Performing Reference Asset:	The worst performing reference asset on any day is the reference asset with the lowest reference asset performance with respect to such day.
Reference Asset Performance:	The reference asset performance of a reference asset with respect to any day will be equal to (i) the closing value of such reference asset on such day divided by the initial value of such reference asset minus (ii) 1.
Interest Rate:

On any interest payment date, the notes will (x) pay interest at a per annum rate equal to [     ]% (expected to be between 9.00% and 10.00%), if and only if the coupon contingency is satisfied on the related interest determination date or (y) pay no interest, if the coupon contingency is not satisfied on the related interest determination date; provided that no interest will accrue or be payable on or after the call settlement date.

If the closing value of the worst performing reference asset on any interest determination date is less than 60% of the initial value of such worst performing reference asset, you will receive no interest payment on the related quarterly interest payment date. Therefore, if on each interest determination date, the closing value of the worst performing reference asset is less than 60% of the initial value of such worst performing reference asset, you will receive no interest payment over the term of the notes.

Interest Payments:	On an interest payment date, (x) if the coupon contingency is satisfied on the related interest determination date, for each $1,000 principal amount of the notes, an amount in cash equal to the product of (i) $1,000, (ii) [ ]% and (iii) the day count convention fraction (as calculated by applying the 30/360 day count convention) or (y) if the coupon contingency is not satisfied on the related interest determination date, $0.
Coupon Contingency:	The coupon contingency will be deemed satisfied on an interest determination date if the closing value of the worst performing reference asset on that date is greater than or equal to 60% of the initial value of such worst performing reference asset.
Interest Periods:	The periods from and including an interest payment date (or the original issue date, in the case of the first interest period) to but excluding the next succeeding interest payment date (or the stated maturity date, in the case of the final interest period).
Interest Payment Dates:

Quarterly on March 21, June 21, September 21 and December 21 of each calendar year, commencing March 21, 2016, subject to the business day convention (as defined below), and ending on the earlier of the call settlement date or the stated maturity date.

In the event the call settlement date is postponed as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement, the interest payment date that corresponds to the call settlement date shall also be similarly postponed so that such interest payment date and the call settlement date shall remain the same date. In such an event, no interest will accrue from and including the originally scheduled interest payment date to and including the postponed interest payment date.

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Interest Determination Dates:	(x) For each interest period other than the final interest period, the call observation date immediately preceding the related interest payment date and (y) for the final interest period, the final valuation date.
Regular Record Dates:	The third business day preceding the applicable interest payment date.
Automatic Call:	If, on any call observation date, the closing value of the worst performing reference asset is equal to or greater than the call barrier level, then the notes will be automatically redeemed, for a cash payment equal to the call payment amount for each $1,000 principal amount of the notes, payable on the call settlement date.
Call Payment Amount:	For each $1,000 principal amount of the notes, an amount in cash equal to $1,000 plus accrued and unpaid interest, to, but excluding, the call settlement date.
Call Barrier Level:	With respect to the worst performing reference asset, 100% of the initial value of such worst performing reference asset.
Call Observation Dates:	Quarterly on March 16, 2016, June 16, 2016, September 16, 2016, December 16, 2016, March 16, 2017, June 16, 2017 and September 18, 2017, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Call Settlement Date:	The interest payment date immediately following the first call observation date on which the closing value of the worst performing reference asset is equal to or greater than the call barrier level, subject to postponement as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Participation Trigger:	A participation trigger will be deemed to have occurred if the final value of the worst performing reference asset on the final valuation date is less than 60% of the initial value of such worst performing reference asset.
Participation Trigger Monitoring Period:	The final valuation date, subject to adjustment as described under “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Monitoring Type:	Closing value monitoring, as described under “General Terms of the Notes—Monitoring” in the accompanying product prospectus supplement.
Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ACE8
ISIN No.:	US65539ACE82
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)

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Effects of Market Disruption Events

Final Valuation Date; Call Observation Dates. If the calculation agent determines that a market disruption event with respect to a reference asset occurs or is continuing on a day that would otherwise be the final valuation date or a call observation date, or that such day is not a trading day, the closing value of the reference asset for such day will be the closing value of the reference asset on the first following trading day on which the calculation agent determines that no market disruption event with respect to the reference asset occurs or is continuing. In no event, however, will the final valuation date or call observation date be postponed by more than eight scheduled trading days.

If the final valuation date or a call observation date is postponed to the last possible day, and the calculation agent determines that a market disruption event occurs or is continuing on such last possible day, or that such day is not a trading day, such day will nevertheless be the final valuation date or call observation date, as applicable, and the closing value of the reference asset will be determined (or, if not determinable, estimated by the calculation agent in a manner which it, in its sole discretion, considers commercially reasonable under the circumstances) by the calculation agent on that eighth scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the closing value of the reference asset that would have prevailed in the absence of the market disruption event or non-trading day.

In the event that the final valuation date or a call observation date is postponed as described above, the maturity date or call settlement date will also be postponed such that the maturity date or call settlement date, as applicable, is three scheduled trading days following the postponed final valuation date or call observation date, unless that date is not a business day, in which case the maturity date or call settlement date, as applicable, will be the next following business day. In such a case, you may not receive the cash settlement amount, if any, call payment amount, or the interest payment, if any, that we are obligated to deliver on the maturity date or call settlement date, as applicable, until several days after the originally scheduled stated maturity date or call settlement date, as applicable. No interest will accrue from and including the originally scheduled stated maturity date or call settlement date, as applicable, to and including the postponed maturity date or call settlement date.

Postponement of any date as a result of a market disruption event with respect to one reference asset will not, of itself, result in the postponement of such date for the remaining unaffected reference assets. In addition, a market disruption event with respect to one or more reference assets will not, by itself, constitute a market disruption event for the remaining unaffected reference assets.

For a description of market disruption events, please see “General Terms of the Notes—Market Disruption Events—Reference Assets Consisting of an Equity Security” in the accompanying product prospectus supplement.

Adjustments

The initial value of each reference asset is subject to adjustments as described under “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

U.S. Tax Characterization

In the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, we agree, and by purchasing and holding the notes the holders are deemed to agree, to characterize and treat the notes as a contingent income-bearing derivative contract with respect to the reference assets.

PS-19

HYPOTHETICAL EXAMPLES OF CASH SETTLEMENT AMOUNTS

The examples set forth below are included for illustrative purposes only. The hypothetical initial and final values of the worst performing reference asset used to illustrate the calculation of the hypothetical cash settlement amounts at maturity are neither estimates nor forecasts of the closing value of any reference asset on the trade date or on the final valuation date, or the closing value of any reference asset on any trading day prior to the maturity date. The hypothetical values shown below have been chosen arbitrarily and are not associated with Nomura Research forecasts and should not be taken as indicative of the future closing values of any reference asset. The actual market value of the notes on the maturity date or at any other time, including any time you may wish to sell the notes, may bear little relation to the hypothetical cash settlement amounts shown below, and these amounts should not be viewed as an indication of the financial return on an investment in the notes.

The following examples represent hypothetical cash settlement amounts for each $1,000 in principal amount of the notes based on a range of hypothetical final values of the worst performing reference asset on the final valuation date (expressed as a percentage of the initial value of such worst performing reference asset). The following examples assume that the notes have not been automatically redeemed prior to maturity. The following examples also assume that the notes are purchased on the original issue date and held to the maturity date, that there have been no dilution events or changes in or affecting any of the reference assets that would result in an adjustment to the initial value of such reference asset, and that no market disruption events have occurred. If the notes are not automatically redeemed prior to maturity and the participation trigger occurs, the cash settlement amount payable on your notes on the maturity date will be less than the principal amount of your notes and may be zero.

In addition, the following examples do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the reference assets.

Hypothetical Final Value of the Worst Performing Reference Asset on the Final Valuation Date (Expressed as a Percentage of the Initial Value of Such Worst Performing Reference Asset)	Cash Settlement Amount at Maturity per $1,000 Principal Amount
150.00%	$1,000
140.00%	$1,000
130.00%	$1,000
120.00%	$1,000
110.00%	$1,000
100.00%	$1,000
90.00%	$1,000
80.00%	$1,000
70.00%	$1,000
60.00%	$1,000
59.00%	$590
50.00%	$500
40.00%	$400
30.00%	$300
20.00%	$200
10.00%	$100
0.00%	$0

We cannot predict the actual final value of the worst performing reference asset or what the market value of your notes will be on any particular trading day; nor can we predict the relationship between the closing values of any reference asset and the market value of your notes at any time prior to the maturity date. The actual cash settlement amount, if any, that you will receive at maturity and the rate of return on the notes will depend on whether the notes are automatically redeemed prior to maturity, whether the participation trigger occurs and the actual final value of the worst performing reference asset. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash, if any, to be paid in respect of the notes on the maturity date may be very different from the information reflected in the table above.

PS-20

THE REFERENCE ASSETS

The reference assets are the shares of common stock of McDonald’s Corporation (“McDonald’s”), Pfizer Inc. (“Pfizer”) and Wal-Mart Stores, Inc. (“Wal-Mart”) (each a “reference asset issuer”).

The table below indicates the ticker symbol for each reference asset and the primary securities market on which shares of each reference asset are listed.

Reference Asset Issuer	Ticker Symbol	Reference Asset Market
McDonald’s Corporation	MCD	NYSE
Pfizer Inc.	PFE	NYSE
Wal-Mart Stores, Inc.	WMT	NYSE

The Reference Asset Issuers

McDonald’s Corporation

According to its publicly available documents, McDonald’s operates and franchises McDonald’s restaurants, which serve a locally-relevant menu of quality food and drinks sold at various affordable price points in more than 100 countries. McDonald’s is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by McDonald’s can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. McDonald’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by McDonald’s under the Exchange Act can be located by referencing its SEC file number 001-05231. In addition, information about McDonald’s may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Pfizer Inc.

According to its publicly available documents, Pfizer is a research-based, global biopharmaceutical company. Pfizer is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Pfizer can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Pfizer’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Pfizer under the Exchange Act can be located by referencing its SEC file number 001-03619. In addition, information about Pfizer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Wal-Mart Stores, Inc.

According to its publicly available documents, Wal-Mart is engaged in the operation of retail, wholesale and other units in various formats around the world. Wal-Mart is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Wal-Mart can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Wal-Mart’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Wal-Mart under the Exchange Act can be located by referencing its SEC file number 001-06991. In addition, information about Wal-Mart may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

PS-21

Historical Information

The prices of the reference assets have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of a reference asset during any period shown below is not an indication that the price of the reference asset is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical prices of any reference asset as an indication of future performance. We cannot give you any assurance that you will not suffer substantial losses from your investment in the notes. Neither we nor any of our affiliates makes any representation to you as to the performance of any reference asset.

The following tables set forth the published high, low and end of quarter closing prices of each reference asset for each calendar quarter from January 1, 2011 to September 30, 2015, as well as for the period from October 1, 2015 to November 23, 2015. The graphs below show the historical closing prices of each reference asset since January 1, 2011. We obtained the information in the tables and graphs below from Bloomberg without independent verification. The historical prices of the reference assets set forth below should not be taken as an indication of future performance. The actual performance of the reference assets over the life of the notes, as well as the cash settlement amount payable on the notes, if any, may bear little relation to the historical prices of the reference assets shown below.

PS-22

Quarterly High, Low and Quarter End Closing Prices of McDonald’s Corporation Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	76.73	72.67	76.09
4/1/2011	6/30/2011	84.57	75.99	84.32
7/1/2011	9/30/2011	90.79	82.11	87.82
10/1/2011	12/31/2011	100.81	85.83	100.33
1/1/2012	3/31/2012	101.74	95.55	98.10
4/1/2012	6/30/2012	99.40	86.32	88.53
7/1/2012	9/30/2012	93.71	87.15	91.75
10/1/2012	12/31/2012	94.09	84.05	88.21
1/1/2013	3/31/2013	99.69	89.85	99.69
4/1/2013	6/30/2013	103.59	96.42	99.00
7/1/2013	9/30/2013	101.58	94.36	96.21
10/1/2013	12/31/2013	98.92	93.27	97.03
1/1/2014	3/31/2014	98.78	93.02	98.03
4/1/2014	6/30/2014	103.53	97.01	100.74
7/1/2014	9/30/2014	101.07	91.09	94.81
10/1/2014	12/31/2014	97.17	88.46	94.25
1/1/2015	3/31/2015	100.25	88.78	97.88
4/1/2015	6/30/2015	100.68	94.30	95.07
7/1/2015	9/30/2015	101.10	91.21	98.53
10/1/2015	11/23/2015	114.47	98.78	114.47

PS-23

Quarterly High, Low and Quarter End Closing Prices of Pfizer Inc. Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	20.38	17.68	20.31
4/1/2011	6/30/2011	21.45	19.79	20.60
7/1/2011	9/30/2011	20.78	16.66	17.68
10/1/2011	12/31/2011	21.83	17.33	21.64
1/1/2012	3/31/2012	22.65	20.95	22.65
4/1/2012	6/30/2012	23.08	21.60	23.00
7/1/2012	9/30/2012	24.96	22.34	24.85
10/1/2012	12/31/2012	26.04	23.66	25.08
1/1/2013	3/31/2013	28.86	25.85	28.86
4/1/2013	6/30/2013	31.08	27.23	28.01
7/1/2013	9/30/2013	29.67	27.65	28.73
10/1/2013	12/31/2013	32.20	28.24	30.63
1/1/2014	3/31/2014	32.75	29.66	32.12
4/1/2014	6/30/2014	32.40	29.02	29.68
7/1/2014	9/30/2014	30.96	28.04	29.57
10/1/2014	12/31/2014	32.09	27.70	31.38
1/1/2015	3/31/2015	35.05	31.16	35.00
4/1/2015	6/30/2015	35.44	33.46	33.53
7/1/2015	9/30/2015	36.15	30.82	31.41
10/1/2015	11/23/2015	35.45	31.33	31.33

PS-24

Quarterly High, Low and Quarter End Closing Prices of Wal-Mart Stores, Inc. Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	57.57	51.37	52.05
4/1/2011	6/30/2011	56.06	52.13	53.14
7/1/2011	9/30/2011	54.52	48.41	51.90
10/1/2011	12/31/2011	59.99	51.96	59.76
1/1/2012	3/31/2012	74.85	68.30	69.24
4/1/2012	6/30/2012	79.86	73.03	75.43
7/1/2012	9/30/2012	78.77	72.38	74.59
10/1/2012	12/31/2012	81.21	71.87	73.59
1/1/2013	3/31/2013	78.91	72.66	78.91
4/1/2013	6/30/2013	79.76	74.91	76.77
7/1/2013	9/30/2013	77.51	73.34	75.28
10/1/2013	12/31/2013	87.54	73.82	76.12
1/1/2014	3/31/2014	90.47	80.69	85.90
4/1/2014	6/30/2014	81.03	70.93	80.71
7/1/2014	9/30/2014	73.88	63.10	71.88
10/1/2014	12/31/2014	87.54	73.82	86.79
1/1/2015	3/31/2015	90.47	80.69	82.53
4/1/2015	6/30/2015	81.03	70.93	70.93
7/1/2015	9/30/2015	73.88	63.10	64.84
10/1/2015	11/23/2015	66.93	56.42	60.26

PS-25

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

This section supplements the discussion under “United States Taxation” in the accompanying prospectus and the discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and is subject to the limitations and exceptions therein.

The U.S. federal income tax consequences of your investment in the notes are uncertain and the IRS could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, we and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a contingent income-bearing derivative contract with respect to the reference assets. Except as otherwise noted below, the discussion below assumes that your notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your notes in the manner described above. This opinion assumes that the description of the terms of the notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

 United States Holders

 This subsection applies to you only if you are a United States holder (as defined in the accompanying prospectus) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the accompanying prospectus (for example, if you did not purchase your notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your notes at a price other than 100%.

If your notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any interest payments you receive on the notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale, redemption or maturity of your notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year, except that it is possible that you should recognize ordinary income upon the sale of your notes to the extent a portion of the sale proceeds relates to accrued interest payments that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of any interest payments and capital loss (if any) upon the sale, redemption or maturity of your notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the notes, and the IRS could assert that the notes should be taxed differently than in the manner described above. For example, it is possible that the notes could be treated as debt instruments subject to the special rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the notes over their term based on the comparable yield and projected payment schedule for the notes and pay tax accordingly, even though these amounts may exceed the interest payments (if any) that are paid on the notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale, redemption or maturity of the notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the worst performing reference asset that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to the notice, the IRS and the Treasury Department are actively considering, among other things, whether all or part of the gain or loss you may

PS-26

recognize upon the sale, redemption or maturity of an instrument such as the notes should be treated as ordinary income or loss. Similarly, the IRS and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of an interest payment and capital loss (if any) upon the sale, redemption or maturity of your notes may result in adverse tax consequences to you because an investor's ability to deduct capital losses is subject to significant limitations.

You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Medicare Tax

A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

This subsection applies to you only if you are a United States alien holder, as defined in the accompanying prospectus. If you are a United States holder, this subsection does not apply to you.

Because the United States federal income tax treatment of the notes (including the interest payments on the notes) is uncertain, in the absence of further guidance, we intend to treat the interest payments on the notes (including such interest payments made at maturity) as subject to a withholding tax at a rate of 30% or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a United States alien holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the payments were characterized as contract fees). Withholding also may not apply to interest payments made to you if: (i) the interest payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for United States federal income tax purposes, (ii) the interest payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate United States alien holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You should consult your tax advisor concerning the significance, and potential impact, of the above considerations.

Backup Withholding and Information Reporting

Notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to apply the information reporting and backup withholding rules that are described under “United States Taxation—Backup Withholding and Information Reporting” in the accompanying prospectus to any payments made on your notes.

PS-27

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither Nomura nor any of its subsidiaries or affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

PS-28

Supplemental Plan of Distribution

We have agreed to sell to Nomura Securities International, Inc. (the “distribution agent”), and the distribution agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of the final pricing supplement. The distribution agent has agreed to purchase the notes from us at [  ]% of the principal amount, resulting in aggregate proceeds to us of $[  ]. The distribution agent’s commission is equal to [  ]% or $[  ] in the aggregate. The distribution agent will offer the notes to which this pricing supplement relates to the public at the public offering price set forth on the front cover of the final pricing supplement and to certain dealers at such price less a concession not in excess of [  ]% of the principal amount of the notes. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $[  ].

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act. If the distribution agent is unable to sell all the notes at the public offering price, the distribution agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the distribution agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The distribution agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The distribution agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The distribution agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The distribution agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this pricing supplement.

PS-29